Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-635-2120
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Announces $11.1 Million Funding
Through the Organization and Capitalization

Of New Coatings Business Subsidiary

$10.2 Million in Convertible Notes Retired

Rancho Santa Margarita, Ca. July 26th , 2007- Liquidmetal® Technologies, Inc. (OTCBB: LQMT) today announced the completion of an $11.1 million financing transaction in which it transferred the assets of its Liquidmetal Coatings division to a newly formed, newly capitalized subsidiary named Liquidmetal Coatings, LLC in a sale transaction.  Going forward, Liquidmetal Coatings, LLC, referred to as “LMC,” will own and operate the Liquidmetal Coatings business as a separate entity in which Liquidmetal Technologies, Inc. will retain a 69.25% equity interest. John Kang, Chairman of Liquidmetal Technologies, commented, “The establishment of LMC formally recognizes the strength of our Liquidmetal coating technology and the resulting market leadership of our coatings in the protective coatings market. The establishment of LMC as an independent subsidiary will provide the resources and focus to further grow this business.”

LMC was funded through a $6.5 million subordinated debt and equity investment by C3 Capital Partners and a $5.0 million senior credit facility with Bank Midwest, N.A., both out of Kansas City, Missouri.  The remaining 30.75% of the equity of LMC will be held by C3 Capital Partners, Larry Buffington (who will also serve as the President and CEO of LMC), and CRESO Capital Partners (the financial advisor in the transaction).  The transaction resulted in $11.1 million in gross proceeds to Liquidmetal Technologies of which $10.2 million was used to retire convertible notes that were scheduled to become due in July and August 2007.  The balance of the funds were used for transaction expenses and other debt.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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